Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Transition, Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined in Section 7 below) by and between National CineMedia, Inc. (“NCM” or the “Company”) and Katherine L. Scherping (“Ms. Scherping”) (together, the “Parties”).

WHEREAS, NCM and Ms. Scherping are parties to the Amended and Restated Employment Agreement dated as of December 20, 2018 (the “Employment Agreement”), pursuant to which Ms. Scherping currently serves as Chief Financial Officer of NCM;
WHEREAS, the Parties have agreed that Ms. Scherping’s last day of employment with NCM will be on the later of (x) March 12, 2020, and (y) the date on which the Company files its Form 10-K with the Securities and Exchange Commission (the “SEC”) with respect to the 2019 fiscal year (the “2019 Form 10-K”) (as applicable, the “Separation Date”);
WHEREAS, Ms. Scherping has agreed to provide certain consulting services following her cessation of employment with NCM;
WHEREAS, the Parties have mutually agreed to establish terms for Ms. Scherping’s transition and separation from employment with the Company; and
WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement and the consulting agreement attached to this Agreement as Attachment B (the “Consulting Agreement”) shall be the exclusive payments, benefits and rights due Ms. Scherping in connection with Ms. Scherping’s separation from employment with the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Separation Date; Position Resignation; Transition Period. Provided Ms. Scherping signs and returns this Agreement and the Consulting Agreement on or before December 25, 2019 and does not revoke her acceptance of this Agreement, the following terms shall apply:

(a) Ms. Scherping’s effective date of separation from employment with NCM will be the Separation Date. Ms. Scherping hereby resigns, as of the Separation Date, from her position as Chief Financial Officer, and from any and all other positions she holds as an officer or employee of NCM or any of its affiliates, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by NCM. As of the Agreement Effective Date, the Employment Agreement will terminate and be of no further force or effect other than Sections 4(c), 4(d), 5(d), 6 (other than subsection (h) thereof), 16, and 18, which shall remain in full force and effect during the Transition Period (as defined below) (the “Transition Sections”). Thereafter, only Sections 6 (other than subsection (h) thereof) and 18 of the Employment Agreement shall survive (the “Surviving Sections”). Notwithstanding the foregoing or anything else in this Agreement, NCM retains the right to terminate Ms. Scherping’s employment prior to the Separation Date with or without Cause. For purposes of this Agreement, “Cause” shall have the meaning set forth in Section 5(a) of the Employment Agreement, except that, for the avoidance of doubt, references to “this Agreement” in such definition shall be construed as referencing this Transition, Separation and Release of Claims Agreement.

(b) The period between the Agreement Effective Date and the Separation Date will be a transition period (the “Transition Period”), during which, on a full-time basis, Ms. Scherping will use her best efforts to professionally, timely and cooperatively perform her duties as Chief Financial Officer, as well as such additional transition duties as may be requested by and at the direction of the Chief Executive Officer and the Board of Directors of the Company (the “Transition Duties”). The Transition Duties shall include Ms. Scherping (i) timely signing the 2019 Form 10-K and related representation letter in her capacity as principal financial officer and/or principal accounting officer of the Company, as applicable, provided that Ms. Scherping believes the information therein to be accurate, and (ii) timely signing and delivering the certifications required by Exchange Act Rule 13a-14(a) or 15d-14 and Section 1350 of Chapter 63 of Title 18 of the United States Code in her capacity as principal financial officer of the Company, provided that Ms. Scherping believes the information in such certifications to be accurate. During the Transition Period, Ms. Scherping will continue to receive her current base salary; provided, however, that effective January 1, 2020, Ms. Scherping’s annualized base salary shall increase to $469,450.00. Ms. Scherping shall also, during the Transition Period, continue to participate in NCM’s benefit plans (pursuant to the terms and conditions of such plans), and shall remain eligible to receive a bonus for the 2019 calendar year pursuant to the terms and conditions of the Company’s Annual Incentive Program (as defined in the Employment Agreement). For the avoidance of doubt, Ms. Scherping shall not be eligible to participate in the Company’s Annual Incentive Program for the 2020 calendar year, nor shall she be eligible to receive any new equity grant.

(c) Upon her last day of employment, Ms. Scherping shall be paid all unpaid base salary earned through such date, including any amounts for accrued unused vacation time to which Ms. Scherping is entitled through such date, and shall be reimbursed for any business expenses properly incurred through such date for which she has sought reimbursement (together, the “Accrued Obligations”). As of her last day of employment, all salary payments from NCM will cease and any benefits Ms. Scherping had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law and other than Ms. Scherping’s equity rights, which shall be subject to the terms of this Agreement and the applicable equity plan documents.

2.
Severance Benefits - Provided that Ms. Scherping (i) has timely signed and returned this Agreement and the Consulting Agreement and has not revoked her acceptance of this Agreement, (ii) signs and returns the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) on but not before the Separation Date (or, if applicable, the Early Termination Date (as defined below)) and does not revoke the Additional Release, and (iii) complies with the terms of this Agreement, Ms. Scherping shall receive the following severance benefits (the “Severance Benefits”):

a. Severance Pay. The Company will pay to Ms. Scherping $821,537.50, less all applicable taxes and withholdings, as severance pay (an amount equivalent to 100% of Ms. Scherping’s Base Salary plus 100% of her Target Bonus (as such terms are defined in the Employment Agreement)) (the “Severance Pay”). The Severance Pay will be paid in twelve equal installments beginning in the Company’s first payroll cycle following the end of the Consultation Period (as defined in the Consulting Agreement); provided, however, that if Ms. Scherping’s employment ends on the Early Termination Date, the Severance Pay installments shall, in accordance with Section 3 of this

Agreement, begin in the Company’s first payroll cycle following the expiration of the Additional Release’s revocation period.

b. COBRA. Should Ms. Scherping timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the twelve-month anniversary of the first day of the month following the month in which her employment ends (the “COBRA Anniversary Date”), and (y) the date on which Ms. Scherping obtains equivalent alternative coverage (as applicable, the “COBRA Payment Period”), pay 100% of the monthly premiums for such coverage. All premium costs following the COBRA Payment Period shall be paid by Ms. Scherping on a monthly basis for as long as, and to the extent that, she remains eligible for COBRA continuation. Ms. Scherping agrees that, should she obtain equivalent alternative medical and/or dental insurance coverage prior to the COBRA Anniversary Date, she will so inform the Company in writing within five (5) business days of obtaining such coverage.

c. Consulting Opportunity. Ms. Scherping shall, during the Consultation Period and pursuant to the terms set forth in the Consulting Agreement, provide services to the Company as a consultant (the “Consulting Opportunity”). In exchange for such services, and as and to the extent set forth in the Consulting Agreement, (i) Ms. Scherping will receive Consulting Fees, and (ii) the outstanding equity awards previously granted to Ms. Scherping by the Company (collectively, the “Equity Awards”) will continue to vest and be exercisable in accordance with the applicable equity plans and agreements. For the avoidance of doubt, the Indemnification Agreement between the Company and Ms. Scherping (the “Indemnification Agreement”) will continue in full force and effect during the Consultation Period and will not be terminated by reason of Ms. Scherping no longer serving as the Company’s Chief Financial Officer. In connection with Ms. Scherping’s role as a consultant, she shall be deemed to be acting as an “agent” of the Company for purposes of the Indemnification Agreement, and in such capacity shall be entitled to indemnification and advancement of expenses pursuant to the terms of the Indemnification Agreement in connection with any threatened, pending or completed proceeding to which she is a party or is threatened to be made a party by reason of the fact that she is or was serving as a consultant of the Company pursuant to the Consulting Agreement.

3.
Termination Prior to the Separation Date. In the event the Company terminates Ms. Scherping’s employment without Cause prior to the Separation Date (the date of any such early termination, the “Early Termination Date”), and provided that Ms. Scherping signs the Additional Release on the Early Termination Date (unless the Early Termination Date is less than 21 days after the Receipt Date, in which event Ms. Scherping must sign it no earlier than the Early Termination Date but no later than the 22nd day after the Receipt Date), does not revoke the Additional Release, and complies with her obligations hereunder, the Company will, in addition to providing to Ms. Scherping the Accrued Obligations: (a) pay to her, in the Company’s first regular payroll cycle following the expiration of the Additional Release’s revocation period, an amount equal to the base salary she would have received between the Early Termination Date and March 12, 2020 had her employment not ended prior to such date; (b) on such date as 2019 bonuses are paid to Company executives, pay to her any 2019 bonus she would have received on or prior to March 12, 2020 had her employment not ended on the Early Termination Date; (c) accelerate the vesting schedule of the Equity Awards, such that Ms. Scherping shall time-vest in such additional number of shares of common stock of the Company as she would have vested between the Early Termination Date and March 12, 2020 had she remained employed by the Company through such date (provided that any equity awards with performance-vesting conditions shall remain subject to the performance vesting provisions, as set forth in the applicable award agreement); and (d) provide Ms. Scherping with the Severance Benefits (other than the Consulting Opportunity) as and to the extent set forth in Section 2, provided that the Severance Pay will begin in the Company’s first payroll cycle following the expiration of the Additional Release’s revocation period. In the event the Company terminates Ms. Scherping’s employment for Cause prior to the Separation Date or Ms. Scherping resigns her employment for any reason prior to the Separation Date, Ms. Scherping shall receive only the Accrued Obligations, and she shall not be eligible to receive the Severance Benefits or any other payments or benefits following her separation from employment (including, for the avoidance of doubt, any benefits set forth in Section 4(f) of the Employment Agreement).

4.
Entirety of Benefits - Other than the benefits set forth in this Agreement, Ms. Scherping will not be eligible for, nor shall she have a right to receive, any benefits (including payments or compensation) from NCM following her separation from employment, including, without limitation, any bonus (or pro-rated amount thereof) for the 2020 calendar year. For the avoidance of doubt, the benefits set forth in this Agreement are in lieu of, and not in addition to, the benefits set forth in Section 4(f) of the Employment Agreement. For the further avoidance of doubt, Attachment C sets forth the Equity Awards currently held by Ms. Scherping, as well as the impact Ms. Scherping’s separation from employment pursuant to the terms hereof will have on such Equity Awards (other than in the event of Ms. Scherping’s termination for Cause).

5.
Release of Claims - In exchange for the consideration set forth in this Agreement, which Ms. Scherping acknowledges she would not otherwise be entitled to receive, Ms. Scherping hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Ms. Scherping ever had or now has against any or all of the Released Parties up to the date on which Ms. Scherping signs this Agreement, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Ms. Scherping’s employment with, separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Colo. Rev. Stat. § 24-34-401 et seq. (Colorado anti-discrimination and anti-retaliation law), Colo. Rev. Stat. § 19-5-211 (Colorado adoption leave law), Colo. Rev. Stat. § 24-34-402.7 (Colorado domestic violence leave law), and Colo. Rev. Stat. § 8-5-101 et seq. (Colorado equal pay law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law;

and any claim or damage arising out of Ms. Scherping’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Ms. Scherping from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Ms. Scherping acknowledges that she may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Ms. Scherping further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprive Ms. Scherping of any rights under the Equity Awards and any other accrued benefits to which Ms. Scherping has acquired (or will, pursuant to Section 2 and the Consulting Agreement, acquire) a vested right under any employee benefit plan or policy, stock plan, or any health care continuation to the extent required by applicable law; or (iii) deprive Ms. Scherping of any rights Ms. Scherping may have to be indemnified by the Company pursuant to the Company’s Certificate of Incorporation or By-Laws or the Indemnification Agreement. Nothing herein shall prevent Ms. Scherping from bringing claims to enforce this Agreement and/or the Consulting Agreement.

6.
Continuing Obligations. Ms. Scherping acknowledges and reaffirms her continuing confidentiality, non-solicitation, non-competition, non-interference, and non-disparagement obligations, as set forth in Section 6 of the Employment Agreement (the “Restrictive Covenant Obligations”), which Restrictive Covenant Obligations survive her separation from employment and remain in full force and effect; provided, however, that the “Coverage Period” defined in the Employment Agreement is hereby amended to include both the Consultation Period and the one-year period following the end of the Consultation Period.

7.
Time for Consideration and Revocation. Ms. Scherping acknowledges that she was initially presented with this Agreement on December 3, 2019 (the “Receipt Date”). Ms. Scherping understands that this Agreement shall be of no force or effect unless she signs and returns this Agreement on or before December 25, 2019 and does not revoke her acceptance of this Agreement within the seven day period after her execution (the eighth day following such execution, the “Agreement Effective Date”). Ms. Scherping further understands that she is not eligible to receive the Severance Benefits unless she timely signs, returns, and does not revoke the Additional Release.

8.
Acknowledgements - Ms. Scherping acknowledges that she has been given at least twenty-one (21) days from the Receipt Date to consider this Agreement and the Additional Release (such 21-day period, the “Consideration Period”), and that she is hereby advised to consult with an attorney of her own choosing prior to signing this Agreement and the Additional Release. Ms. Scherping acknowledges that she is entering into this Agreement with full knowledge of her right to obtain such counsel, and that she is entering into this Agreement and the Additional Release on a voluntary basis and has relied upon no promises or representations by anyone except as contained in this document. Ms. Scherping further acknowledges and agrees that any changes made to this Agreement or any attachments or exhibits hereto following her initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Ms. Scherping understands that she may revoke this Agreement and the Additional Release for a period of seven (7) days after she signs each document by notifying NCM in writing, and that neither this Agreement nor the Additional Release shall be effective or enforceable until the expiration of the document’s respective seven (7) day revocation period. Ms. Scherping understands and agrees that by entering into this Agreement and Additional Release she will be waiving any and all rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older

Workers Benefit Protection Act, and that she has received consideration beyond that to which she was previously entitled.

9.
Voluntary Assent - Ms. Scherping affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Agreement, and that she fully understands the meaning and intent of this Agreement. Ms. Scherping further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.

10.
Dispute Resolution. This Agreement shall be interpreted and construed by the laws of the State of Colorado, without regard to conflict of laws provisions. Any dispute arising out of or relating to this Agreement shall be resolved by arbitration in Denver, Colorado through JAMS pursuant to its Employment Arbitration Rules (other than a dispute pertaining to the Restrictive Covenant Obligations, in which event a party may seek injunctive relief in a court of competent jurisdiction).

11.
Cooperation - Ms. Scherping agrees that, to the extent permitted by law, she shall cooperate fully with NCM in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against NCM by a third party or by or on behalf of NCM against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Ms. Scherping’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with NCM’s counsel, at reasonable times and locations designated by NCM, to investigate or prepare NCM’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in her possession, and to act as a witness when requested by NCM. Ms. Scherping further agrees that, to the extent permitted by law, she will notify NCM promptly in the event that she is served with a subpoena (other than a subpoena issued by a government agency), or in the event that she is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against NCM. In exchange for Ms. Scherping’s cooperation pursuant to this Section, NCM will (a) reimburse Ms. Scherping for all reasonable and documented out of pocket costs that she incurs, and (b) pay to Ms. Scherping a fee of $500 per hour (collectively, the “Cooperation Fees”), except that the Company will not pay Ms. Scherping for time spent testifying in any arbitration, trial, administrative hearing or other proceeding (provided, however, and for the avoidance of doubt, that she will receive the Cooperation Fees for all time spent preparing for any such testimony). In the event that, following the end of the Consultation Period, the Company seeks additional consulting services from Ms. Scherping, the Company will, in exchange for such services as may mutually be agreed upon in writing from time to time, pay the Cooperation Fees to the Consulting Company (as defined in the Consulting Agreement).

12.
Confidentiality - Ms. Scherping understands and agrees that, except as otherwise permitted by Section 13 below, the contents of the negotiations and discussions resulting in this Agreement and the Consulting Agreement shall be maintained as confidential by Ms. Scherping and her agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company and except to her immediate family, legal, financial and tax advisors, on the condition that any individuals so informed must hold the above information in strict confidence.

13.
Scope of Disclosure Restrictions - Nothing in this Agreement or elsewhere prohibits Ms. Scherping from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Ms. Scherping is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Ms. Scherping obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Ms. Scherping’s confidentiality and nondisclosure obligations, Ms. Scherping is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

14.
Amendment and Waiver - This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, administrators, personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

15.
Validity - Should any provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

16.
Nature of Agreement - Ms. Scherping understands and agrees that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any party on the ground of sole authorship.

17.
Entire Agreement - This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof, including the Employment Agreement; provided, however, for the avoidance of doubt, that nothing in this Section 17 shall modify, cancel or supersede the Transition Sections, which shall remain in effect during the Transition Period and terminate on Ms. Scherping’s last day of employment, or the Surviving Sections (including the Restrictive Covenant Obligations, as amended by Section 6 above), which shall remain in full force and effect both during the Transition Period and following Ms. Scherping’s separation from employment.

18.
Counterparts - This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

NATIONAL CINEMEDIA, INC.

By:	/s/ Thomas F. Lesinski	Date:	December 18, 2019
Name:	Thomas F. Lesinski
Title:	Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one days to consider this Agreement and I have chosen to execute this on the date below. I understand that I will have seven (7) days following my execution of this Agreement in which to revoke my acceptance. I further understand that the Severance Benefits set forth in this Agreement are contingent upon my timely execution, return and non-revocation of the Additional Release, and that I have been given at least twenty-one (21) days to consider such Additional Release, and will have seven (7) days in which to revoke my acceptance after I sign such Additional Release.
KATHERINE L. SCHERPING

/s/ Katherine L. Scherping	December 18, 2019
Signature	Date

Attachment A

Additional Release of Claims

This Additional Release of Claims (the “Additional Release”) is made as of the date set forth opposite the below signature of Katherine L. Scherping (“Ms. Scherping”). Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation and Release of Claims Agreement (the “Separation Agreement”) to which this Additional Release is attached as Attachment A.
WHEREAS, Ms. Scherping is entering into this Additional Release in accordance with the terms and conditions set forth in the Separation Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ms. Scherping hereby agrees as follows:
1.    Release. In consideration of the Severance Benefits set forth in the Separation Agreement, which Ms. Scherping acknowledges she would not otherwise be entitled to receive, Ms. Scherping hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Ms. Scherping ever had or now has against any or all of the Released Parties up to the date on which Ms. Scherping signs this Additional Release, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Ms. Scherping’s employment with, separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Colo. Rev. Stat. § 24-34-401 et seq. (Colorado anti-discrimination and anti-retaliation law), Colo. Rev. Stat. § 19-5-211 (Colorado adoption leave law), Colo. Rev. Stat. § 24-34-402.7 (Colorado domestic violence leave law), and Colo. Rev. Stat. § 8-5-101 et seq. (Colorado equal pay law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Ms. Scherping’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Ms. Scherping from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Ms. Scherping acknowledges that she may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Ms. Scherping further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprive Ms. Scherping of any rights under the Equity Awards and any other accrued benefits to which Ms. Scherping has acquired (or will, pursuant to Section 2 of the Separation Agreement and the Consulting Agreement, acquire) a vested right under any employee benefit plan or policy, stock plan, or any health care continuation to the extent required by applicable law; or (iii) deprive Ms. Scherping of any rights Ms. Scherping may have to be indemnified by the Company as provided in any agreement between the Company and Ms. Scherping or pursuant to the Company’s Certificate of Incorporation or By-Laws. Nothing herein shall prevent Ms. Scherping from bringing claims to enforce the Separation Agreement and/or the Consulting Agreement.
2.    Return of NCM Property. Ms. Scherping confirms that she has returned to NCM all property of NCM, tangible or intangible, including but not limited to keys, files, records (and copies thereof), and equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), and that she has left intact all electronic NCM documents, including but not limited to those that she developed or helped to develop during her employment; provided, however, that Ms. Scherping may, during the Consultation Period, retain her Company laptop (which shall be returned to the Company upon the last day of the Consultation Period). Ms. Scherping further confirms that she has canceled all accounts for her benefit, if any, in NCM’s name, including but not limited to, credit cards, cellular phone and/or wireless data accounts and computer accounts.
3.    Business Expenses; Final Compensation. Ms. Scherping acknowledges that she has been reimbursed by NCM for all business expenses incurred in conjunction with the performance of her employment and that no other reimbursements are owed to her. Ms. Scherping further acknowledges that she has received all compensation due to her from NCM, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that she is not eligible or entitled to receive any additional payments or consideration from NCM, other than the Accrued Obligations and the Severance Benefits (other than the Consulting Opportunity, in the event her employment is terminated without Cause prior to the Separation Date).
4.    Time for Consideration; Acknowledgments. Ms. Scherping acknowledges that, in order to receive the Severance Benefits (other than the Consulting Opportunity, in the event her employment is terminated without Cause prior to the Separation Date), she must sign and return this Additional Release on, but not before, the Separation Date (or, if her employment is earlier terminated without Cause, on the date of such termination, provided that if such date is fewer than twenty-one (21) days following the Receipt Date, Ms. Scherping may sign and return the Additional Release any time between such date and the 22nd day after the Receipt Date). Ms. Scherping acknowledges that she has been given at least twenty-one (21) days to consider this Additional Release, and that NCM advised her to consult with an attorney of her own choosing prior to signing this Additional Release. Ms. Scherping understands that she may revoke this Additional Release for a period of seven (7) days after she signs it by notifying NCM in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Ms. Scherping understands and agrees that by entering into this Additional Release, she is waiving any and all rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that she has received consideration beyond that to which she was previously entitled.
5.    Voluntary Assent. Ms. Scherping affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Additional Release, and that she fully understands the meaning and intent of this Additional Release. Ms. Scherping states and represents that she has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney. Ms. Scherping further states and represents that she has carefully read this Additional

Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.
For the avoidance of doubt, this Additional Release supplements, and in no way limits, the Separation Agreement.
I hereby provide this Additional Release as of the current date. I intend that this Additional Release will become a binding agreement between me and NCM if I do not revoke my acceptance in seven (7) days.

KATHERINE L. SCHERPING

/s/ Katherine L. Scherping	December 18, 2019
Signature	Date

Attachment B
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into as of December 18, 2019 by and between National CineMedia, Inc. (the “Company”), and KLS Advisors, Inc. (the “Consulting Company”), and will be effective as of the day immediately following the Separation Date (hereinafter, the “Consulting Effective Date”). Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation and Release of Claims Agreement entered into by the Company and the Consultant (the “Separation Agreement”) to which this Agreement is attached as Attachment B.
WHEREAS, Katherine L. Scherping (the “Consultant”) is the President of the Consulting Company.
WHEREAS, the Consultant has certain knowledge and expertise regarding the Company and its public reporting obligations as a result of having served as its Chief Financial Officer; and
WHEREAS, the Company desires to have the benefit of the Consultant’s knowledge and familiarity, and the Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consulting Company hereby agree as follows:

1.	Services.

a.
Services; Performance. The Consultant shall, personally and on behalf of the Consulting Company, render to the Company services related to transitioning her former duties and responsibilities as Chief Financial Officer to a new Chief Financial Officer and/or other designated employee(s) of the Company, undertaking such projects and tasks as are consistent with those typically performed by a Chief Financial Officer, and performing such other consulting services as may mutually be agreed to by the Consulting Company and the Company from time to time in writing (collectively, the “Services”). The Consultant shall perform such Services in a professional manner and consistent with the highest industry standards. The Consultant shall devote such hours at such reasonable times as may reasonably be required for satisfactory performance of the Services, but in no event during a given week shall the Consultant devote more than 20 hours of time to performing the Services. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.

b.
Non-Exclusive. The parties agree that, at all times during the term of this Agreement, (i) the Company shall be free to obtain consulting and advisory services from any third party, and (ii) the Consultant shall be free to provide consulting and advisory services to any third party and/or be employed by any third party on a full-time basis, so long as any such work by the Consultant does not (x) impede the Consultant’s provision of Services to the Company as described in Section 1(a), or (y) conflict with the Consultant’s continuing obligations to the Company as detailed in the Separation Agreement.

2.	Compensation and Reimbursement.

a.
Consulting Fees. During the Consultation Period (as defined below), the Company shall, in accordance with Section 2(d) below, pay to the Consulting Company a consulting fee in the amount of $34,231.00 per month (the “Consulting Fees”).

b.	Equity Vesting. During the Consultation Period, and based on the Consultant’s performance of the Services hereunder, the Consultant’s Equity Awards (as defined in the Separation Agreement)

will continue to vest and be exercisable in accordance with the terms of the applicable agreements and plan documents. Except as and to the extent explicitly set forth in Section 3(b) below, vesting will cease immediately upon termination of this Agreement for any reason.

c.
Expense Reimbursement. The Company shall reimburse the Consulting Company for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing in advance by the Company. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

d.
Itemized Statements; Payment of Consulting Fees. At the end of each month during the Consultation Period, the Consulting Company shall submit to the Company a statement setting forth the Services performed by the Consultant that month and the expenses (if any) incurred pursuant to Section 2(c) above (including documentation evidencing any such expenses). Within fifteen (15) business days thereafter, the Company shall pay the Consulting Fees to the Consulting Company and shall reimburse the Consulting Company for any properly incurred expenses.

e.
No Employee Benefits. The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company.

3.	Term and Termination.

a.
Consultation Period. Provided the Consultant’s employment with the Company ended on the Separation Date and the Consultant has timely entered into and not revoked the Separation Agreement and Additional Release, and subject to the terms and conditions hereinafter set forth, the term of this Agreement shall commence on the Consulting Effective Date and continue until the three-month anniversary of the Consulting Effective Date (such period, the “Consultation Period”). The Consultation Period shall automatically terminate upon the death of the Consultant or the date on which the Consultant becomes physically or mentally incapable of performing the Services. This Agreement and the Consultation Period may further be terminated at any time after the Consulting Effective Date in the following manner: (i) by the Company at any time immediately upon written notice if the Consulting Company has materially breached this Agreement or the Consultant has materially breached the Separation Agreement; (ii) by the Consulting Company at any time immediately upon written notice if the Company has materially breached this Agreement or the Separation Agreement; (iii) at any time upon the mutual written consent of the parties hereto; or (iv) by the Company for any reason following seven (7) days’ notice prior to the one-month or two-month anniversary of the Consulting Effective Date.

b.
Effects of Termination. In the event of any termination of this Agreement pursuant to this Section 3, the Consulting Company shall be entitled only to the Consulting Fees due and payable at the time of such termination and expenses (including reimbursements) incurred in accordance with Section 2(a) and (b) prior to the effective date of such termination and no further payments of any kind will be due under this Agreement. Notwithstanding the foregoing, solely in respect of a termination of this Agreement and the Consultation Period by the Company pursuant to Section

3(a)(iv) (and other than on account of a breach by the Consultant of the Separation Agreement or a breach by the Consultant or the Consulting Company of this Agreement), the Consultant shall be entitled to accelerated vesting, as of the date the Consultation Period ends, of the portion of the Consultant’s Equity Awards that would have time-vested had the Consultation Period had a duration of three months (provided that any equity awards with performance-vesting conditions shall remain subject to the performance vesting provisions, as set forth in the applicable award agreement). The Equity Awards shall in all other respects remain subject to the applicable award agreements and the plans under which the awards were granted.

4.
Independent Contractor. Neither the Consulting Company nor the Consultant shall, as of the Consulting Effective Date or at any time during the Consultation Period, be deemed an employee of the Company. The status and relationship of the Consulting Company and Consultant with the Company shall be that of an independent contractor and consultant. Neither the Consulting Company nor the Consultant is authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. The Consulting Company shall be solely responsible for payment of all charges and taxes arising from the payments to be made to the Consulting Company under this Agreement and the Consulting Company agrees that the Company shall have no obligation or liability with respect to such charges and/or taxes.

5.
Notice. Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by certified or registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consulting Company: KLS Advisors, Inc. At the address last on file with the Company	If to the Company: National CineMedia, Inc. Attn: General Counsel 6300 S. Syracuse Way, Suite 300 Centennial, CO 80111
From time to time, either party may, by written notice to the other in accordance with this Section 5, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 5.

6.
Miscellaneous. This Agreement constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. For the avoidance of doubt, nothing herein supersedes the Separation Agreement. This Agreement shall be interpreted and construed by the laws of the State of Colorado, without regard to conflict of laws provisions. Any dispute arising out of or relating to this Agreement shall be resolved by arbitration in Denver, Colorado through JAMS pursuant to its Employment Arbitration Rules. The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof. This Agreement may not be modified or amended except in writing signed or executed by the Consulting Company and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services may not be assigned or delegated by the Consulting Company to any person or entity other than the Consultant. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

KLS Advisors, Inc.	NATIONAL CINEMEDIA, INC.
/s/ Katherine L. Scherping	By: /s/ Thomas F. Lesinski
Katherine L. Scherping	Name: Thomas F. Lesinski Title: Chief Executive Officer